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                                                                     Exhibit 5.1


                 [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]


                                December 6, 1996


EPIC Design Technology, Inc.
310 North Mary Avenue
Sunnyvale, CA  94086

         RE:  Registration Statement on Form S-8

Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 9, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, for an aggregate of 101,000 shares of your Common Stock under the CIDA Technology, Inc. 1995 Equity Incentive Plan. Such shares of Common Stock are referred to herein as the "Shares", and such plan is referred to herein as the "Plan". As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

         It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       WILSON, SONSINI, GOODRICH & ROSATI
                                       Professional Corporation

                                       /s/ WILSON, SONSINI, GOODRICH & ROSATI


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